Exhibit 1.2

TIME WARNER CABLE INC.

OFFICER’S CERTIFICATE

The undersigned officer of Time Warner Cable Inc., a Delaware corporation (the “Issuer”), does hereby certify on behalf of the Issuer and not in his personal capacity, in connection with the issuance of the Issuer’s £650,000,000 aggregate principal amount of 5.250% Notes Due 2042 (the “Securities”), that the terms of the Securities are as follows:

Issuer:	Time Warner Cable Inc.

Guarantors:	Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc.

Security:	5.250% Notes Due 2042

Principal Amount:	£650,000,000

Maturity:	July 15, 2042

Coupon (Interest Rate):	5.250% per annum, computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or from June 27, 2012 if no interest has been paid on the Securities), to but excluding the next scheduled interest payment date. If the scheduled interest payment date is not a business day, then interest will be paid on the first business day following the scheduled interest payment date. Interest periods are unadjusted. The day count convention is ACTUAL/ACTUAL (ICMA).

Interest Payment Date:	July 15 of each year, beginning on July 15, 2013

Redemption Provisions

Make-Whole Call:	Greater of (i) 100% or (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (actual/actual (ICMA)) at the Comparable Government Bond Rate plus 55 basis points plus, in either case, accrued and unpaid interest thereon to, but not including, the date of redemption.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Securities, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Issuer.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a United Kingdom government bond whose maturity is closest to the maturity of the Securities, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

Price to Public:	98.956%

Settlement Date:	June 27, 2012

Trade Date:	June 20, 2012

Currency of Payment:	All payments of interest and principal, including any payments made upon any redemption of the Securities, will be made in Sterling, or, if the United Kingdom adopts euro as its lawful currency, in euro. If Sterling or, in the event the Securities are redenominated into euro, euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control, then all payments in respect of the Securities will be made in U.S. dollars until Sterling or euro, as the case may be, is again available to the Issuer or so used.

Additional Amounts:	The Issuer will, subject to certain exceptions and limitations, pay additional amounts on the Securities as are necessary in order that the net payment by the Issuer or a paying agent of the principal of and interest on the Securities to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the Securities to be then due and payable.

Redemption for Tax Reasons:	The Issuer may offer to redeem all, but not less than all, of the Securities in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the Securities to, but not including, the date fixed for redemption.

Listing:	The Issuer intends to apply to list the Securities on the NYSE.

Book-Running Managers:	Barclays Bank PLC Deutsche Bank AG, London Branch The Royal Bank of Scotland plc Lloyds TSB Bank plc UBS Limited

Miscellaneous:	The terms of the Notes shall include such other terms as set forth in the Form of Note attached as Exhibit A hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned hereby certifies that the above is true and correct as of this 20th day of June, 2012.

TIME WARNER CABLE INC.

By:	/s/ Matthew Siegel
	Name:	Matthew Siegel
	Title:	Senior Vice President, Treasurer

Exhibit A

FORM OF FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

No. 001	£[ ]

TIME WARNER CABLE INC.

[    ]% Note due 2042

CUSIP:	[ ]
ISIN:	[ ]
Common Code:	[ ]

Time Warner Cable Inc., a Delaware corporation (such corporation or any successor under the Indenture referred to on the reverse hereof being called the “Company”), TW NY Cable Holding Inc., a Delaware corporation (“TW NY”), and Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE” and, together with TW NY, the “Guarantors”), promise to pay to The Bank of New York Depository (Nominees) Limited as nominee of The Bank of New York Mellon, London Branch, a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, or registered assigns, the principal sum of [            ] MILLION POUNDS STERLING (£[            ]) on July [    ], 2042. This Note has the benefit of unconditional guarantees by the Guarantors, as more fully described on the reverse hereof.

Interest Payment Date:	Annually in arrears on July [ ] of each year (the “Interest Payment Date”), beginning July [ ], 2013

Record Date:	One business day prior to the Interest Payment Date.

Additional provisions of this Note are set forth on the other side of this Note.

Dated: June [    ], 2012

TIME WARNER CABLE INC.,
Attest:
by

Name:
Title:

TW NY CABLE HOLDING INC.,
Attest:	as Guarantor,

by

Name:
Title:

TIME WARNER ENTERTAINMENT COMPANY, L.P., as Guarantor,

Attest:
by

Name:
Title:

[Signature page to Form of Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York Mellon, as Trustee,

by
Authorized Signatory

Dated

[Signature page to Form of Note]

FORM OF REVERSE SIDE OF NOTE

TIME WARNER CABLE INC.

[        ]% Note due 2042

1.	Indenture.

This Note (as defined below) is one of the duly authorized issue of senior debentures, notes, bonds or other evidences of indebtedness (hereinafter called the “Debt Securities”) of the Company of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, dated as of April 9, 2007, among the Company, TW NY, TWE, and The Bank of New York Mellon, formerly known as The Bank of New York, as Trustee (herein called the “Trustee”), as supplemented by the first supplemental indenture, dated as of April 9, 2007, between the Company, TW NY, TWE and the Trustee and pursuant to resolutions adopted by the Offering Committee of the Company on June [    ], 2012, as authorized by the Company’s Board of Directors (as so supplemented, the “Indenture”), to which reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, and any agent of the Trustee, any Paying Agent, the Company, the Guarantors and the Holders of the Debt Securities, and the terms upon which the Debt Securities are issued and may be authenticated and delivered.

The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may have different conversion prices or exchange provisions (if any), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of the series of Debt Securities of the Company issued pursuant to the Indenture designated as the [        ]% Notes due 2042 (the “Notes”), initially limited in aggregate principal amount to £[        ]. The Company may, without notice to or the consent of the Holders of the Notes, issue additional Notes having the same ranking, interest rate, maturity and other terms as the Notes. Any additional Notes will, together with the Notes, constitute a single series of the Notes under the Indenture. No additional Notes may be issued if an Event of Default has occurred with respect to the Notes.

2.	Interest.

The Company promises to pay interest from June [    ], 2012, on the principal amount of this Note annually in cash in arrears on July [    ] of each year, beginning July [    ], 2013, in like coin or currency, at the rate per annum specified in the title hereof.

Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or from June [    ], 2012 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. If interest or principal on this Note is payable on a date that is not a Business Day, then interest will be paid on the first Business Day following the scheduled Interest Payment Date. Interest periods are unadjusted. The day count convention is ACTUAL/ACTUAL (ICMA).

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or the City of London are authorized or required by law or executive order to close.

3.	Guarantees.

Each of TW NY and TWE, as primary obligor and not merely as surety, irrevocably and unconditionally guarantees, to each Holder of Notes, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes.

The Guarantees constitute guarantees of payment, performance and compliance and not merely of collection. The obligation of the Guarantors to make any payments may be satisfied by causing the Company or any other Person to make such payments. Further, the Guarantors agree to pay any and all costs and expenses (including reasonable attorney’s fees) incurred by the Trustee or any Holder of Notes in enforcing any of their respective rights under the Guarantees.

4.	Issuance in Sterling.

Principal and interest payments in respect of the Notes will be payable in Sterling. If the United Kingdom adopts euro, in lieu of Sterling, as its lawful currency, the Notes will be redenominated in euro on a date determined by the Company, with a principal amount for each Note equal to the principal amount of that Note in Sterling, converted into euro at the rate established by the applicable law; provided that, if the Company determines after consultation with the Paying Agent that the then current market practice in respect of redenomination into euro of internationally offered securities is different from the provisions specified above, such provisions will be deemed to be amended so as to comply with such market practice and the Company will promptly notify the Trustee and the Paying Agent of such deemed amendment. The Company will give 30 days’ notice of the redenomination date to the Paying Agent, the Trustee, and Euroclear/Clearstream.

If Sterling or, in the event the Notes are redenominated in euro, euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (other than due to the circumstances described in the preceding paragraph), then all payments in respect of the Note will be made in U.S. dollars until Sterling or euro, as the case may be, is again available to the Company. The amount payable on any date in Sterling or, in the event the Notes are redenominated in euro, euro will be converted to U.S. dollars on the basis of the then most recently available market exchange rate for Sterling or euro, as the case may be. Any payment in respect of the Note so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

5.	Method of Payment.

The interest so payable, and punctually paid or duly provided for, on any July [    ] will, except as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Business Day immediately preceding the Interest Payment Date (herein called the “Regular Record Date”) and may, at the option of the Company, be paid by check mailed to the registered address of such Person. Any such interest which is payable, but is not so punctually paid or duly provided for, shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid either to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of the New York Stock Exchange (the “NYSE”) on which the Notes will be listed and upon such notice as may be required by the NYSE, if such manner of payment shall be deemed practicable by the Trustee, all as more fully provided in the Indenture.

6.	Paying Agent.

Initially, The Bank of New York Mellon, London Branch will act as Paying Agent. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, to appoint additional or other Paying Agents and to approve any change in the office through which any Paying Agent acts.

7.	Optional Redemption.

The Company will have the right at its option to redeem any of the Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed (or otherwise transmitted in accordance with the procedures of the depositary) to the registered address of each Holder of Notes, at a redemption price (calculated by the Company) equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus [    ] basis points plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption. The Company shall make all calculations relating to the redemption price.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Bay as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a United Kingdom government bond whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company shall deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an Interest Payment Date) accrued and unpaid interest to the redemption date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate and in accordance with the applicable depositary procedures. Additionally, the Company may at any time repurchase Notes in the open market and may hold or surrender such Notes to the Trustee for cancellation.

8.	Redemption for Tax Reasons.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after June [    ], 2012 the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described below with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.

9.	Payment of Additional Amounts.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or the Paying Agent of the principal of and interest on the Notes to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or the Paying Agent from the payment;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(8)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(9)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this section “Payment of Additional Amounts,” the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this section “Payment of Additional Amounts” and under Section 8 “Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

10.	Defaults and Remedies.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes and all accrued interest thereon may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. Any payment by the Company in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Indenture.

11.	Supplemental Indentures.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Debt Securities of each series under the Indenture with the consent of the Holders of not less than a majority in principal amount of the Debt Securities at the time Outstanding of all Series to be affected thereby (acting as one class).

12.	Consent and Waiver.

The Indenture also permits the Holders of a majority in principal amount of the Debt Securities at the time Outstanding of each series on behalf of the Holders of all Debt Securities of such series to waive compliance by the Company with certain provisions of the Indenture and certain past defaults and their consequences with respect to such series under the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note. The Indenture also permits the release of a Guarantor from its obligations under its Guarantee in certain circumstances without the consent of the Holders of the Debt Securities.

13.	Obligations of the Company and the Guarantors.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and any premium of and any interest on this Note at the place, rate and respective times and in the coin or currency prescribed herein and in the Indenture.

As provided in the Indenture and subject to the satisfaction of certain conditions therein set forth, including the deposit of certain trust funds in trust, at the Company’s option, either (i) the

Company and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by, and the obligations under, the Debt Securities of any series and to have satisfied all the obligations (with certain exceptions) under the Indenture relating to the Debt Securities and the Guarantees of such series or (ii) the Company and the Guarantors shall cease to be under any obligation to comply with any term, provision or condition of certain restrictive covenants or provisions set forth in any additions or changes to or deletions from covenants and Events of Default with respect to the Debt Securities and the Guarantees of such series.

14.	Denominations; Transfer; Exchange.

The Notes are issuable in registered form without coupons, in a minimum denomination of £100,000 and integral multiples of £1,000 in excess thereof. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

15.	Persons Deemed Owners.

Subject to the provisions of the Indenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

16.	Defined Terms.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

17.	Governing Law.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

18.	Authentication.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.

19.	Copies.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to Time Warner Cable Inc., 60 Columbus Circle, New York, NY 10023, Attention of Investor Relations.

SCHEDULE OF EXCHANGES OF SECURITIES

The following exchanges or redemptions of a part of this Global Security have been made:

Date of Transaction	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of the Global Security

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)